Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

    June 29, 2010

General Maritime Corporation
299 Park Avenue
New York, NY  10171

Ladies and Gentlemen:

We have acted as United States counsel to General Maritime Corporation, a company organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Registration Statement on Form S-4, as amended (File No. 333-166280) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission, pursuant to which the Company is registering (i) $300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”) to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”) in a registered exchange offer as contemplated by the Registration Statement (the “Exchange Offer”) and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the subsidiary guarantors listed on Schedule I hereto (the “Subsidiary Guarantors”) of the Series B Notes.  The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture dated as of November 12, 2009, among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York Mellon, as trustee (the “Indenture”).

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  As to factual matters only, we have also relied upon the statements, representations and certificates of officers or other representatives of the Company and GMR Chartering LLC, a New York limited liability company (the “U.S. Subsidiary”), public officials and others.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Series B Notes and the Subsidiary Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms and conditions of the Exchange Offer and the Indenture, (i) the Series B Notes will be legally issued and constitute binding obligations of the Company, and (ii) the Subsidiary Guarantee of each Subsidiary Guarantor will be legally issued and constitute the binding obligation of such Subsidiary Guarantor.

In rendering this opinion, we have assumed that the Indenture has been duly authorized by the Trustee, and constitutes the binding obligation of the Trustee.  As to the due authorization by the Company of the Indenture and the Series B Notes and the due authorization by each Subsidiary Guarantor other than the U.S. Subsidiary of the Indenture and the Subsidiary Guarantees, we have examined and relied upon (i) the legal opinion, dated as of June 29, 2010, of Reeder & Simpson P.C., Marshall Islands counsel to the Company, (ii) the legal opinion, dated as of June 29, 2010, of George E. Henries, Esq., Liberia counsel to the Company, (iii) the legal opinion, dated as of June 29, 2010, of Conyers, Dill & Pearman Limited, Special Bermuda counsel to the Company, (iv) the legal opinion, dated as of June 29, 2010, of Allen and Gledhill LLP, Singapore counsel to the Company, (v) the legal opinion, dated as of June 29, 2010, of Albuquerque & Associados, Portugal counsel to the Company, and (vi) the legal opinion, dated as of June 29, 2010, of Goltsblat BLP, Russia counsel to the Company.

1177 Avenue of the Americas     New York NY 10036-2714     Phone 212.715.9100    Fax 212.715.8000    www.kramerlevin.com

also at 47 Avenue Hoche    75008 Paris France

KRAMER LEVIN NAFTALIS & FRANKEL LLP

General Maritime Corporation
June 29, 2010

We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States of America (the “Relevant Laws”).

The opinions expressed herein are based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

General Maritime Corporation
June 29, 2010

Schedule I

Subsidiary Guarantors	State or Other Jurisdiction of Incorporation
General Maritime Subsidiary Corporation	Marshall Islands
General Maritime Management LLC	Marshall Islands
General Maritime (Portugal) LLC	Marshall Islands
General Maritime (Portugal) Limitada	Portugal
General Maritime Crewing Pte. Ltd.	Singapore
Limited “General Maritime Crewing” (Russia Corporation)	Russia
GMR Agamemnon LLC	Liberia
GMR Ajax LLC	Liberia
GMR Alexandra LLC	Marshall Islands
GMR Argus LLC	Marshall Islands
GMR Chartering LLC	New York
GMR Constantine LLC	Liberia
GMR Daphne LLC	Marshall Islands
GMR Defiance LLC	Liberia
GMR Elektra LLC	Marshall Islands
GMR George T LLC	Marshall Islands
GMR Gulf LLC	Marshall Islands
GMR Harriet G. LLC	Liberia
GMR Hope LLC	Marshall Islands
GMR Horn LLC	Marshall Islands
GMR Kara G LLC	Liberia
GMR Minotaur LLC	Liberia
GMR Orion LLC	Marshall Islands
GMR Phoenix LLC	Marshall Islands
GMR Princess LLC	Liberia
GMR Progress LLC	Liberia
GMR Revenge LLC	Liberia
GMR St. Nikolas LLC	Marshall Islands
GMR Spyridon LLC	Marshall Islands
GMR Strength LLC	Liberia

General Maritime Corporation
June 29, 2010

Arlington Tankers Ltd.	Bermuda
Vision Ltd.	Bermuda
Victory Ltd.	Bermuda
Companion Ltd.	Bermuda
Compatriot Ltd.	Bermuda
Concord Ltd.	Bermuda
Consul Ltd.	Bermuda
Concept Ltd.	Bermuda
Contest Ltd.	Bermuda
General Maritime Subsidiary II Corporation	Marshall Islands
GMR Atlas LLC	Marshall Islands
GMR Hercules LLC	Marshall Islands
GMR Maniate LLC	Marshall Islands
GMR Poseidon LLC	Marshall Islands
GMR Spartiate LLC	Marshall Islands
GMR Ulysses LLC	Marshall Islands
GMR Zeus LLC	Marshall Islands